Exhibit 99.(h)(2)

FORESIDE FUND SERVICES, LLC
DEALER AGREEMENT

Re: Little Harbor MultiStrategy Composite Fund

Date: _____________

Ladies and Gentlemen:

As the distributor of the shares of beneficial interest (“Shares”) of Little Harbor MultiStrategy Composite Fund (the “Fund”), Foreside Fund Services, LLC (“Distributor”) hereby invites you to participate in the selling group on the following terms and conditions. In this letter, the terms “we,” “us,” and similar words refer to the Distributor, and the terms “you,” “your,” and similar words refer to the dealer executing this agreement, including its “associated persons,” as such term is  defined  under applicable  rules of the Financial  Industry Regulatory  Authority (“FINRA”).

1.         Dealer. You hereby represent that you are a broker-dealer properly registered and qualified under all applicable federal, state and local laws to engage in the business and transactions described in this agreement (including, without limitation, that you are duly registered as a broker-dealer with the Securities and Exchange Commission (the “SEC”), and that you are a member in good standing of FINRA and the Securities Investor Protection Corporation (“SIPC”). You agree that it is your responsibility to determine the suitability of any Shares as investments for your customers, and that neither we, the Fund, the Fund’s investment adviser or sub-advisers, nor the Fund’s other service providers have any responsibility for such determination.   You further agree to maintain all records required by Applicable Laws (as defined below) or that are otherwise reasonably requested by us relating to your transactions in Shares. In addition, you agree to notify us immediately in the event your status as a member of FINRA or SIPC changes. You agree that you will at all times comply with (i) the provisions of this Dealer Agreement related to compliance with all applicable rules and regulations; and (ii) the terms of each registration statement and prospectus for the Fund.

2.        Qualification of Shares. The Fund will make available to you a list of the states or other jurisdictions in which Shares are registered for sale or are otherwise qualified for sale, which may be revised by the Fund from time to time. You will make offers of Shares of the Fund to your customers only in those states, and you will ensure that you (including your associated persons) are appropriately licensed and qualified to offer and sell Shares of the Fund in any state or other jurisdiction that requires such licensing or qualification in connection with your activities.

3.         Orders.  All orders you submit for transactions in Shares shall reflect orders received from your customers or shall be for your account for your own bona fide investment, and you will date and time-stamp your customer orders and forward them promptly each day and in any event prior to the time required by the Fund prospectus (the “Prospectus,” which for purposes of this Agreement includes the Statement of Additional Information incorporated therein).  As agent for your customers, you shall not withhold placing customers’ orders for any Shares so as to profit yourself or your customer as a result of such withholding. Subject to the terms and conditions set forth in the Fund’s Prospectus and any operating procedures and policies established by us or the Fund (directly or through the Fund’s transfer agent) from time to time, you are hereby authorized to place your orders directly with the Fund’s transfer agent for the purchase of Shares. All purchase orders you submit are subject to acceptance or rejection, and we reserve the right to suspend or limit the sale of Shares. You are not authorized to make any representations concerning Shares of the Fund except such representations as are contained in the Prospectus of the Fund and in such supplemental written information that the Fund or the Distributor (acting on behalf of the Fund) may provide to you with respect to the Fund.  All orders that are accepted for the purchase of Shares shall be executed at net asset value per Share on the relevant subscription date, as described in the Prospectus.

4.       Compliance with Applicable Laws; Distribution of Prospectus and Reports; Confirmations.    In connection with its respective activities hereunder, each party agrees to abide by the Conduct Rules of FINRA and all other rules of self-regulatory organizations of which the relevant party is a member, as well as all laws, rules and regulations, including federal and state securities laws, that are applicable to the relevant party (and its associated persons) from time to time in connection with its activities hereunder (“Applicable Laws”). You are authorized to distribute to your customers the current Prospectus, as well as any supplemental sales material received from the Fund or the Distributor (acting on behalf of the Fund) (on the terms and for the period specified by us or stated in such material). You are not authorized to distribute, furnish or display any other sales or promotional material relating to the Fund without our prior written approval, but you may identify the Fund in a listing of closed-end funds available through you to your customers. Unless otherwise mutually agreed in writing, you shall deliver or cause to be delivered to each customer who purchases Shares of the Fund from or through you, copies of all annual and interim reports, and any other information and materials relating to the Fund and prepared by or on behalf of the Fund or us. You shall send or cause to be sent confirmations or other reports to your customers containing such information as may be required by Applicable Laws (including, if applicable, Rule 10b-10 under the Securities Exchange Act of 1934, as amended).

5.        Sales Charges and Concessions. On each purchase of Shares by you or your customer (but not including the reinvestment of any dividends or distributions), you shall be entitled to receive the Sales Charge (as defined in the Prospectus), unless you have agreed to waive all or a portion of the Sales Charge and indicated as such in your order for such Shares.  The Fund reserves the right to waive sales charges. You represent to us that you are eligible to receive any such sales charges and paid to you by us under this section.

6.        Transactions in Shares.  With respect to all orders you place for the purchase of the Fund’s Shares, unless otherwise agreed, settlement shall be made with the Fund within five(5) business days after acceptance of the order, and acceptance of the order can only take place on the first business day of a calendar month. If payment is not so received or made, the transaction may be cancelled.  In this event or in the event that you cancel the trade for any reason, you agree to be responsible for any loss resulting to the Fund or to us from your failure to make payments as aforesaid.  You shall not be entitled to any gains generated thereby.  You also assume responsibility for any loss to the Fund caused by any order placed by you on an “as-of” basis subsequent to the trade date for the order, and will immediately pay such loss to the Fund upon notification or demand. Such orders shall be acceptable only as permitted by the Fund or it’s designated agent and shall be subject to the Fund’s policies pertaining thereto and subject to the Fund’s designated agent’s policies pertaining thereto, which may include receipt of an executed Letter of Indemnity in a form acceptable to the Fund, the Fund’s designated agent, and/or to us prior to the acceptance of any such order.

7.        Accuracy of Orders; Customer Signatures. You shall be responsible for the accuracy, timeliness and completeness of any orders transmitted by you on behalf of your customers by any means, including wire or telephone.  In addition, you agree to guarantee the signatures of your customers when such guarantee is required by the Fund and you agree to indemnify and hold harmless all persons, including us and the Fund’s transfer agent, from and against any and all loss, cost, damage or expense suffered or incurred in reliance upon such signature guarantee.

8.        Indemnification.   You agree to indemnify hold harmless us, our officers, directors, agents and employees from and against any claims, liabilities, expenses (including reasonable attorneys’ fees) and losses resulting from (i) any failure by you to comply with Applicable Laws in connection with activities performed under this agreement, or (ii) any unauthorized representation made by you concerning an investment in Shares.

We agree to indemnify and hold harmless you and your officers, directors, agents and employees from and against any claims, liabilities, expenses (including reasonable attorneys fees) and losses resulting from (i) any failure by us to comply with Applicable Laws in connection with our activities as Distributor under this agreement, or (ii) any untrue statement of a material fact set forth in the Fund’s Prospectus or supplemental sales material provided to you by us (and used by you on the terms and for the period specified by us or stated in such material), or omission to state a material fact required to be stated therein to make the statements therein not misleading.

9.         Anti-Money Laundering Compliance. Each party to this agreement acknowledges that it is a financial institution subject to the USA PATRIOT Act of 2001 and the Bank Secrecy Act (collectively, the “AML Acts”), which require, among other things, that financial institutions adopt compliance programs to guard against money laundering. Each party represents and warrants that it is in compliance and will continue to comply with the AML Acts and applicable rules thereunder (“AML Laws”), including NASD Conduct Rule 3011, in all relevant respects. You agree to cooperate with us to satisfy AML due diligence policies of the Fund and Distributor, which may include annual compliance certifications and periodic due diligence reviews and/or other requests deemed necessary or appropriate by us or the Fund to ensure compliance with AML Laws. You also agree to provide for screening your own new and existing customers against the Office of Foreign Asset Control list and any other government list that is or becomes required under the AML Acts.

10.       Privacy.  The parties agree that any “Non-public Personal Information,” as the term is defined in Regulation S-P (“Reg S-P”) of the SEC, that may be disclosed hereunder is disclosed for the specific purpose of permitting the other party to perform the services set forth in this agreement. Each party agrees that, with respect to such information, it will comply with Reg S-P and that it will not disclose any Non-Public Personal Information received in connection with this agreement to any other party, except to the extent required to carry out the services set forth in this agreement or as otherwise permitted by law.

11.     Amendments. This agreement may be amended from time to time by the following procedure. We will mail a copy of the amendment to you at your address shown below or as registered as your main office from time to time with FINRA.  If you do not object to the amendment within fifteen (15) days after its receipt, the amendment will become a part of this agreement. Your objection must be in writing and be received by us within such fifteen (15) days.  All amendments shall be in writing and except as provided above shall be executed by both parties.

12.      Termination. This agreement shall inure to the benefit of the successors and assigns of either party hereto, provided, however, that you may not assign this agreement without our prior written consent. This agreement may be terminated by either party, without penalty, upon thirty (30) days’ prior written notice to the other party. Any unfulfilled obligations hereunder, and all obligations of indemnification, shall survive the termination of this agreement.

13.      Notices. All notices and communications to us shall be sent to us at Three Canal Plaza, Suite 100, Portland, ME 04101, Attn: Legal Dept., or at such other address as we may designate in writing. All notices and other communication to you shall be sent you at the address set forth below or at such other address as you may designate in writing. All notices required or permitted to be given pursuant to this agreement shall be given in writing and delivered by personal delivery, by postage prepaid mail, electronic mail, or by facsimile or similar means of same-day delivery, with a confirming copy by mail.

14.      Authorization. Each party represents to the other that all requisite corporate proceedings have been undertaken to authorize it to enter into and perform under this agreement as contemplated herein, and that the individual that has signed this agreement below on its behalf is a duly elected officer that has been empowered to act for and on behalf of such party with respect to the execution of this agreement.

15.      Miscellaneous. This agreement supersedes any other agreement between the parties with respect to the offer and sale of Shares and other matters covered herein. The invalidity or unenforceability of any term or provision hereof shall not affect the validity or enforceability of any other term or provision hereof.  This agreement may be executed in any number of counterparts, which together shall constitute one instrument. This agreement shall be governed by and construed in accordance with the laws of the state of Delaware without regard to conflict of laws principles, and shall bind and inure to the benefit of the parties hereto and their respective successors and assigns.

[The Balance of this Page is Intentionally Left Blank]

* * * *

If the foregoing corresponds with your understanding of our agreement, please sign this document and the accompanying copies thereof in the appropriate space below and return the same to us, whereupon this agreement shall be binding upon each of us.

Foreside Fund Services, LLC

By:

Insert Name:

Title:

Agreed to and accepted:

                                                                                  [Insert Dealer Name]

By:

Print Name:

Title:

Address of Dealer:

Operations Contact:

Name:

Phone:

Email: